--------------------------------------------------------------------------------
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement       [_]Confidential, for Use of the
                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 SEMPRA ENERGY
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

   Notes:

   Reg. (S) 240.14a-101.
   SEC 1913 (3-99)

                                    [GRAPHIC]

                              Annual Meeting 2002

                                 SEMPRA ENERGY

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 7, 2002

                               -----------------

To our shareholders:

   The Annual Meeting of Shareholders of Sempra Energy will be held on Tuesday, May 7, 2002 at 10:00 a.m. at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California. The following items of business will be discussed and voted upon at the meeting:

    1. The election of four directors for a term of three years.

    2. Such other matters that may properly come before the meeting.

   Only shareholders may attend the Annual Meeting. If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is attached to the enclosed proxy card. If you plan to attend the meeting, please bring this ticket with you. It will admit you and a guest or family member.

   If you do not bring an admission ticket, you must establish share ownership at our admission desk to be admitted to the meeting. If your shares are registered in your name, we will be able to verify your share ownership from the Company's share register upon your presentation of appropriate identification. If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, employee benefit plan or other account custodian), your name will not appear in our share register and you must present proof of beneficial share ownership (such as a brokerage account or employee benefit plan statement showing shares held in your account) and appropriate identification to our admission attendants.

   To help us plan for the Annual Meeting, please check the attendance box on the enclosed proxy card if you plan to attend the meeting in person. Seating is limited and will be on a first-come, first-served basis. Doors will open at 9:00 a.m.

                                          Thomas C. Sanger
                                          Corporate Secretary

March 15, 2002
San Diego, California

 The Board of Directors has fixed March 11, 2002 as the record date to determine shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by completing and mailing the accompanying proxy or voting instruction or, if available to you, by submitting it over the Internet or by telephone. Please refer to "Voting Information--How You Can Vote" on page 3 of the accompanying Proxy Statement.

                               TABLE OF CONTENTS

                                                                  Page
          Proxy Statement........................................  1

          About Sempra Energy....................................  1

          Voting Information.....................................  2

             Shares Outstanding..................................  2

             Voting of Shares....................................  2

             Confidential Voting.................................  2

             Required Votes......................................  3

             How You Can Vote....................................  3

             Revocation of Proxies and Voting Instructions.......  4

             Other Information...................................  4

          Governance of the Company..............................  5

          Independent Auditors...................................  8

          Audit Committee Report.................................  9

          Share Ownership........................................  10

          Election of Directors..................................  11

          Compensation Committee Report on Executive Compensation  15

          Executive Compensation.................................  18

          Comparative Shareholder Total Returns..................  23

          General Information....................................  24

                                 SEMPRA ENERGY

                               -----------------

                                PROXY STATEMENT

                               -----------------

   Your Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held on May 7, 2002. We are soliciting proxies to give all shareholders an opportunity to vote on matters to be considered at the meeting. This Proxy Statement and the accompanying proxy or voting instruction card for the Annual Meeting are being mailed to shareholders beginning March 21, 2002.

                              ABOUT SEMPRA ENERGY

   Sempra Energy, based in San Diego, is a Fortune 500 energy services company. Our shares are traded on the New York and Pacific Stock Exchanges under the symbol ''SRE'' and we have approximately 175,000 shareholders.

   Through two regulated utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, we serve over 21 million consumers, the largest customer base of any gas, electric or combination gas and electric utility in the United States. We provide natural gas service throughout Southern California and portions of Central California and electric service throughout San Diego County and portions of Orange County, both in Southern California.

   Through other subsidiaries, we also provide other energy-related products and services. Our subsidiaries include Sempra Energy Trading, Sempra Energy Resources, Sempra Energy International and Sempra Energy Solutions.

   We are headquartered at:

                101 Ash Street
                San Diego, California 92101-3017

                Telephone (Toll-Free):.......... (877) 736-7721
                In San Diego:................... (619) 696-2034

   Sempra Energy was formed in connection with a business combination of Pacific Enterprises and Enova Corporation in which the shareholders of the combining companies became shareholders of Sempra Energy. The combination was completed and our shares began trading in June 1998.

                              VOTING INFORMATION

Shares Outstanding

   A majority of our outstanding shares must be present, either in person or represented by proxy, to conduct the Annual Meeting. On March 11, 2002, our outstanding shares were 207,723,644 shares of Common Stock.

Voting of Shares

   All registered holders of Sempra Energy Common Stock at the close of business of March 11, 2002 are entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting. All shares represented by properly submitted proxies and voting instructions that are timely received, and not revoked or superseded, will be voted in accordance with the instructions specified.

   If you properly submit a proxy or voting instruction but do not specify how your shares are to be voted, they will be voted in favor of the election of all director nominees listed on the enclosed proxy or voting instruction card. The proxy holders will vote at their discretion on any other matter that may properly come before the meeting.

   If you own shares that are registered in your name, you may vote them by signing and returning the enclosed proxy card or by attending the Annual Meeting and voting in person. You may also vote these shares by submitting your proxy over the Internet or by telephone. Please refer to "How You Can Vote" on page 3 of this Proxy Statement.

   If you own shares that are not registered in your name, you may vote them by instructing the registered owner to do so on your behalf. The enclosed voting instruction card will instruct the registered owner how to vote your shares. If your shares are held through a broker or bank that participates in the Internet and telephone voting programs provided by ADP Investor Communication Services you may also submit your voting instructions over the Internet or by telephone. Please refer to "How You Can Vote" on page 3 of this Proxy Statement.

   Shares that you own through a brokerage firm or bank are usually registered in the name of an account custodian. If you do not instruct the custodian how you want these shares to be voted by returning the enclosed voting instruction card or providing other proper voting instructions, the registered owner may be authorized to vote your shares in its own discretion on some or all of the matters to be considered at the meeting.

   If you participate in the Sempra Energy Direct Stock Purchase Plan, your proxy card represents shares that you own through the plan as well as any other shares that are registered in the same name.

   If you participate in the Sempra Energy Savings Plan, San Diego Gas & Electric Savings Plan, Southern California Gas Company Retirement Savings Plan or Sempra Energy Trading Retirement Savings Plan, your proxy card represents the number of shares held in your plan account, as well as any other shares that are registered in the same name. The proxy card will instruct the plan trustees how to vote your plan shares. If your voting instructions are not timely received by the trustees, your plan shares will be voted in the same manner and proportion as shares for which voting instructions are received from other plan participants.

Confidential Voting

   The Employee Savings Plans of Sempra Energy and its subsidiaries automatically provide for confidential voting. Other shareholders may elect that their identity and individual vote be held confidential. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to shareholder voting. They also will not apply with respect to any matter for which shareholder votes are solicited in opposition to the director nominees or voting recommendations of the Board of Directors unless the persons engaged in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

Required Votes

   Directors are elected by a plurality of votes. Consequently, the nominees for the four director positions who receive the greatest number of votes will be elected directors. Each share is entitled to one vote for each of the four director positions, but cumulative voting is not permitted. Shares for which votes are withheld for the election of one or more director nominees will not be counted in determining the number of votes cast for those nominees.

   Approval of other matters that may come before the meeting would require the favorable vote of a majority of the votes cast on the matter, and the favorable majority vote must also represent more than 25% of our outstanding shares.

   Under certain circumstances, brokers and other registered owners of our shares are prohibited from exercising discretionary voting authority for beneficial owners who have not provided them with voting instructions. In cases of these "broker non-votes" and in cases where the shareholder abstains from voting on a particular matter, these shares will be counted only for the purpose of determining if a quorum is present and not as votes cast on the matter.

How You Can Vote

   You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

   If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, you may also vote your shares over the Internet or by telephone. You may submit your proxy at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

                         http://www.eproxyvote.com/sre

or by using a touch-tone telephone and calling the following toll-free number from anywhere in the U.S. or Canada:

                                1-877-779-8683

   Proxies submitted over the Internet or by telephone must be received by 12:00 midnight, Eastern Standard Time, on Monday, May 6, 2002. However, proxies that include shares held in the Employee Savings Plans of Sempra Energy and its subsidiaries must be received by that time on Thursday, May 2, 2002, to provide timely instructions for voting shares held in the plans.

   If your shares are held in an account at a brokerage firm or bank that participates in a voting program provided by ADP Investor Communication Services, you may submit your voting instruction at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide
Web:

                           http://www.proxyvote.com

or by using a touch-tone telephone and calling from anywhere in the United States, the toll-free number shown on your voting instruction card.

   There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, charged to you when you submit your proxy or voting instructions over the Internet. There are no charges to use telephone voting procedures. If you submit your proxy or voting instruction over the Internet or by telephone, you need not mail the enclosed card.

   If your shares are held through a broker, bank or other account custodian that does not participate in a voting program provided by ADP Investor Communication Services, you may vote your shares only by signing and timely returning the enclosed voting instruction card or providing other proper voting instructions to the registered owner of your shares.

           Your vote is important. Please vote your shares promptly even if you plan to attend the Annual Meeting in person.

Revocation of Proxies and Voting Instructions

   If you own shares that are registered in your name, you may revoke your proxy at any time before it is voted by timely submitting a proxy bearing a later date or by attending the Annual Meeting in person and casting a ballot.

   If your shares are not registered in your name, you may revoke or change your voting instructions to the registered owner of your shares only by timely providing a proper notice or other proper voting instructions to the registered owner.

Other Information

  Attendance at Annual Meetings

   If you plan to attend the Annual Meeting and your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, please retain the admission ticket attached to the enclosed proxy card and bring it with you to the meeting. If you do not bring your admission ticket, you must establish share ownership at our admission desk to be admitted. If your shares are registered in your name, we will be able to verify your share ownership from the Company's share register upon your presentation of proper identification.

   If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, employee benefit plan or other account custodian), your name will not appear in our share register and you must present proof of beneficial share ownership (such as a brokerage or employee benefit plan statement showing shares held for your account) and proper identification at our admission desk to be admitted to the meeting.

  Duplicate Annual Reports

   If you hold shares in more than one shareholder account, you may be receiving duplicate copies of our Annual Report to Shareholders. You can save the Company money by directing us to discontinue mailing reports by marking the appropriate box on the enclosed proxy or voting instruction card. Eliminating duplicate mailings will not affect your receipt of future Proxy Statements and proxy or voting instruction cards. To resume the mailing of an Annual Report to a particular account, you may call Sempra Energy Shareholder Services at 1-877-736-7727.

                           GOVERNANCE OF THE COMPANY

Board of Directors

   Sempra Energy's business and affairs are managed under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by the Company's Articles of Incorporation and Bylaws. Our Board of Directors also has adopted Corporate Governance Guidelines for the governance of the Company.

   We keep our directors informed through various reports that we routinely send to them as well as through strategic, operating and financial presentations made at board and committee meetings by officers and others. All of our directors are independent, non-employee directors except Stephen L.
Baum, who is the Chairman, President and Chief Executive Officer of the Company.

   Shareholders who wish to suggest qualified candidates for consideration by the Corporate Governance Committee as directors of Sempra Energy should write to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, CA 92101-3017, stating in detail the qualifications of the suggested candidates.

   During 2001, the Board of Directors held 21 meetings. The committees listed below assisted the board in carrying out its duties.

Committees of the Board

           Audit                 Compensation          Corporate Governance
 ------------------------- ------------------------- -------------------------
 Daniel W. Derbes,         Wilford D. Godbold, Jr.,  William G. Ouchi,
 Chair                     Chair                     Chair

 James G. Brocksmith, Jr.  Ralph R. Ocampo           Hyla H. Bertea
 Herbert L. Carter         William G. Ouchi          James G. Brocksmith, Jr.
 Richard A. Collato        William C. Rusnack        Ralph R. Ocampo
 William D. Jones          William P. Rutledge       Thomas C. Stickel
                           Thomas C. Stickel

         Executive                  Finance                 Technology
 ------------------------- ------------------------- -------------------------
 Stephen L. Baum,          William D. Jones,         Stephen L. Baum,
 Chair                     Chair                     Chair

 Daniel W. Derbes          Hyla H. Bertea            Daniel W. Derbes
 Wilford D. Godbold, Jr.   Daniel W. Derbes          Wilford D. Godbold, Jr.
 William D. Jones          Wilford D. Godbold, Jr.   William G. Ouchi
 William G. Ouchi          William C. Rusnack        Thomas C. Stickel
                           Diana L. Walker

  Audit Committee

   The Audit Committee met four times in 2001. Its duties and responsibilities include:

   . Assisting the Board of Directors in fulfilling its oversight responsibilities for management's conduct of the Company's financial reporting processes.

   .   Recommending to the board the selection of independent auditors.

  Compensation Committee

   The Compensation Committee met seven times in 2001. Its duties and responsibilities include:

   . Establishing overall strategy with respect to compensation for directors and senior officers.

   . Evaluating the performance of the Chairman, President and Chief Executive Officer for compensation purposes.

   . Reviewing and approving individual salary adjustments and awards under incentive plans for senior officers.

   .   Overseeing executive succession plans.

  Corporate Governance Committee

   The Corporate Governance Committee met eleven times in 2001. Its duties and responsibilities include:

   .   Reviewing and recommending nominees for election as directors.

   .   Assessing the performance of the Board of Directors.

   .   Developing guidelines for board composition.

   .   Reviewing and administering the Company's Corporate Governance
       Guidelines and considering other issues relating to corporate governance.

  Executive Committee

   The Executive Committee did not meet in 2001. The committee meets on call by the Chairman of the Board during the intervals between board meetings and, subject to some limitations, has all the authority of the board.

  Finance Committee

   The Finance Committee met four times in 2001. The Committee was dissolved in 2002 and its duties and responsibilities will be performed by the Board of Directors. Those duties and responsibilities included:

   . Reviewing long term and short term financial requirements and financing plans.

   . Reviewing trading operations, financial guarantees, and derivatives positions and exposure.

   .   Reviewing pension plan investment results and insurance coverages.

  Technology Committee

   The Technology Committee did not meet in 2001. Its duties and responsibilities include:

   . Reviewing the application of technology to long term strategic goals and objectives.

   . Reviewing the Company's major technology positions and strategies relative to emerging technologies.

Directors' Compensation

   Directors who are not employees of Sempra Energy receive the following fees:

      Annual retainer............................................ $35,000
      Attendance fee for each Board meeting...................... $ 1,000
      Attendance fee for each Committee meeting.................. $ 1,000
      Additional meeting fee for each Committee meeting chaired.. $ 1,000

   During 2001, Mr. Godbold served as lead director of the board for which he received an additional $1,000 fee for each board meeting. The board has discontinued this position.

   A minimum of $9,000 of each director's annual fees is paid in shares or deferred into phantom shares of Sempra Energy Common Stock. Directors may also elect to receive the balance of their fees in shares or to defer the balance into an interest-bearing account, a phantom investment fund, or phantom shares.

   Upon becoming a director, each non-employee director is granted a ten-year stock option to purchase 15,000 shares of Sempra Energy Common Stock. At each annual meeting (other than the annual meeting that coincides with or first follows the director's election to the board) each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted at an option exercise price equal to the fair market value of the option shares at the date the option is granted and becomes fully exercisable commencing with the first annual meeting following the date of the grant or upon the director's earlier death, disability, retirement or involuntary termination of board service other than for cause.

   Non-employee directors who were directors of Enova Corporation or Pacific Enterprises at the time of the business combination of the two companies (currently ten of the Company's thirteen non-employee directors) continue to accrue retirement benefits (subject to certain maximum years of service credit) for service as non-employee directors of Sempra Energy. Annual benefits commence upon the later of retirement as a director or attaining age 65 and continue for a maximum period equal to the director's combined years of service as a director of Sempra Energy and Enova Corporation or Pacific Enterprises. The annual benefit is the sum of Sempra Energy's then current annual retainer and ten times the then current board meeting fee. Upon retirement, directors may elect to receive the actuarial equivalent of the annual benefit as a single lump sum payment.

                             INDEPENDENT AUDITORS

   Representatives of Deloitte & Touche LLP, our independent auditors, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Audit Fees

   Fees of Deloitte & Touche LLP for audit services provided to the Company and its subsidiaries for 2001 were $3,887,000. These services consist of (i) auditing our consolidated financial statements - $1,854,000; (ii) auditing financial statements of our subsidiaries - $1,546,000; and (iii) implementing new accounting pronouncements - $487,000.

All Other Fees

   Fees of Deloitte & Touche LLP for all other services provided to the Company and its subsidiaries for 2001 were $3,026,000. These services were for:

      Audit Related Services - $890,000 consisting of (i) audits of employee benefit plans - $303,000; (ii) foreign statutory reports and audit reports for lenders and regulators - $293,000; (iii) co-sourcing with Internal Audit
   - $207,000; and (iv) procedures in connection with Securities and Exchange Commission filings, consents and comfort letters - $87,000.

      Non-Audit Services - $2,136,000 consisting of (i) tax services - $1,079,000; (ii) energy trading risk management consultation - $880,000; and
   (iii) merger and acquisition assistance - $177,000.

   The Audit Committee of the Board of Directors has considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

                            AUDIT COMMITTEE REPORT

   In accordance with its written charter, the Audit Committee of the Board of Directors assists the board in fulfilling its oversight responsibilities for management's conduct of Sempra Energy's financial reporting processes. The committee consists of five independent directors.

   The Audit Committee has reviewed the audited financial statements of the Company for the year ended December 31, 2001, with management and Deloitte & Touche LLP, the Company's independent auditors.

   The Audit Committee has discussed and reviewed with Deloitte & Touche LLP all the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). It has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence.

   Based on this review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Daniel W. Derbes, Chair

                                          James G. Brocksmith, Jr.
                                          Herbert L. Carter
                                          Richard A. Collato
                                          William D. Jones

                                          March 4, 2002

                                SHARE OWNERSHIP

   The following table shows the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2002 by each director, by each of our executive officers named in the executive compensation tables in this Proxy Statement, and by all of our directors and executive officers as a group. These shares, upon giving effect to exercisable options, total less than 2% of our outstanding shares.

                                                                              Shares
                                                                  Current   Subject To
                                                                 Beneficial Exercisable  Phantom
Name                                                              Holdings  Options(A)  Shares(B)   Total
----                                                             ---------- ----------- --------- ---------
Stephen L. Baum.................................................   87,791    1,106,475   114,916  1,309,182

Hyla H. Bertea..................................................    9,630       30,000     6,141     45,771

James G. Brocksmith, Jr.........................................      -0-       15,000       802     15,802

Herbert L. Carter...............................................    1,668       25,000     9,134     40,802

Richard A. Collato..............................................    5,114       30,000       -0-     35,802

Daniel W. Derbes (C)............................................    6,390       30,000       483     36,873

Donald E. Felsinger.............................................   67,541      341,220    43,136    451,897

Wilford D. Godbold, Jr..........................................    3,006       30,000     3,685     36,691

Edwin A. Guiles.................................................   22,619      169,740    16,477    208,836

William D. Jones................................................    3,063       30,000       -0-     33,063

John R. Light...................................................   18,285      235,015    18,435    271,735

Ralph R. Ocampo.................................................   14,856       30,000    10,848     55,704

William G. Ouchi................................................   10,091       30,000       392     40,483

William C. Rusnack..............................................    4,091       15,000        90     19,181

William P. Rutledge.............................................      180       15,000       -0-     15,180

Neal E. Schmale.................................................   21,847      282,454    45,509    349,810

Thomas C. Stickel...............................................    2,067       30,000       483     32,550

Diana L. Walker.................................................    1,026       30,000       483     31,509

Directors and Executive Officers as a group (22 persons)........  361,841    2,998,505   280,284  3,640,630

--------
(A) Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable on or before May 15, 2002.

(B) Represents deferred compensation deemed invested in shares of Sempra Energy Common Stock. These phantom shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

(C) Mr. Derbes will retire as director before the Annual Meeting and the authorized number of directors will be reduced to thirteen to reflect his retirement.

   The Board of Directors has established share ownership guidelines for directors and officers to further strengthen the link between Company performance and officer/director compensation. For non-employee directors the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:


                                               Share Ownership
                 Executive Level                 Guidelines
                 ---------------               ---------------
                 Chief Executive Officer...... 4 X Base Salary
                 Group Presidents............. 3 X Base Salary
                 Executive Vice Presidents.... 3 X Base Salary
                 Senior Vice Presidents....... 2 X Base Salary
                 Other Vice Presidents........ 1 X Base Salary

   In setting the guidelines the board considered then current share ownership levels and the desirability of encouraging further share ownership. The officer guidelines were established in 1998 and the director guidelines in 2000. They are expected to be met or exceeded within five years from adoption. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

   Sempra Energy has approximately 175,000 shareholders. The only person known to us to be the beneficial owner of more than 5% of our outstanding shares is Barclays Global Investors, N.A. (45 Fremont Street, San Francisco, California 94105), which on February 8, 2002 reported that it and related entities held 11,393,523 shares as to which they had sole dispositive power (including 10,949,470 shares as to which they had sole voting power) in trust accounts for the economic benefit of the beneficiaries of those accounts. These shares represent approximately 5% of the outstanding Sempra Energy Common Stock.

   Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 24,241,792 shares of Sempra Energy Common Stock
(approximately 12% of the outstanding shares) for the benefit of employees at March 11, 2002.

                             ELECTION OF DIRECTORS

   Sempra Energy's Board of Directors will consist of 13 members upon giving effect to the retirement of one director who will retire before the Annual Meeting and a corresponding reduction in the authorized number of directors. The board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting. Four directors will be elected at the 2002 Annual Meeting for a three-year term expiring in 2005.

Nominees

   The Corporate Governance Committee has selected and the Board of Directors has approved the following four individuals, all of whom are currently directors, as nominees for election as directors:

       Hyla H. Bertea
       Richard A. Collato
       William C. Rusnack
       William P. Rutledge

   The proxies and voting instructions that the board is soliciting will be voted for these four nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. If you do not want your shares to be voted for one or more of these nominees, you may so indicate in the space provided on your proxy or voting instruction card.

   Information concerning each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is shown below. The year shown as election as a director is that of first election as a director of Sempra Energy or its predecessors. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Nominees for election for terms expiring in 2005:

[PHOTO]             Hyla H. Bertea, 61, has been a director since 1988. She is a realtor with Prudential California, a real estate sales company. She is a trustee of Lewis & Clark College, a director of Orange
HYLA H. BERTEA      County Community Foundation, and a former commissioner of the California Horse Racing
                    Board. For a number of years she has been involved in leadership positions with various other cultural, educational and health organizations in the Orange County and Los Angeles areas.
                    Mrs. Bertea was a co-commissioner of gymnastics and a member of the executive staff for the
                    1984 Olympics.

[PHOTO]             Richard A. Collato, 58, has been a director since 1993. He is President and Chief Executive
                    Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a
RICHARD A. COLLATO  reinsurance company, and The Bank of San Diego. Mr. Collato is a former trustee of Springfield
                    College, and currently is a trustee of the YMCA Retirement Fund and Bauce Foundation, and a
                    director of Micro Vision Optical, Inc. and Project Design Consultants.

[PHOTO]             William C. Rusnack, 57, became a director in 2001. Until 2002 he was the President and Chief
WILLIAM C. RUSNACK  Executive Officer and a director of Premcor, Inc., a privately owned independent oil refinery.
                    Prior to 1998, he was an executive of Atlantic Richfield Company. He is also a director of
                    Flowserve and Peabody Energy. He is a member of the American Petroleum Institute, the Dean's
                    Advisory Council of the Graduate School of Business at the University of Chicago and the
                    National Council of the Olin School of Business at the Washington University in St. Louis.

[PHOTO]             William P. Rutledge, 60, became a director in 2001. He has been Chairman of Communications and Power Industries since 1999. Prior to 1998, he was President and Chief Executive Officer of
WILLIAM P. RUTLEDGE Allegheny Teledyne. He is also a director of AECOM, Inc., Computer Sciences Corporation, and
                    First Federal Bank of California. He is a Trustee of Lafayette College, KCET Public Television
                    and St. John's Hospital and Health Center.

Directors whose terms expire in 2003:

[PHOTO]                  James G. Brocksmith, Jr., 61, became a director in 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations
JAMES G. BROCKSMITH, JR. of KPMG Peat Marwick LLP. He is a director of AAR Corp., Nationwide Financial Services, and Sunterra.

[PHOTO]                  Herbert L. Carter, DPA, 68, has been a director since 1991. He has served as President of
                         California State University, Dominguez Hills, and Executive Vice Chancellor Emeritus and
HERBERT L. CARTER        Trustee Professor of Public Administration of the California State University System. He was
                         President and Chief Executive Officer of United Way of Greater Los Angeles from 1992 until
                         1995, and Executive Vice Chancellor of the California State University System from 1987 until
                         1992. Dr. Carter is a director of Golden State Mutual Insurance Company, and has served as a member of the Board of Councilors of the School of Public Administration, University of
                         Southern California and the Board of Regents of Loyola Marymount University.

[PHOTO]                  William D. Jones, 46, has been a director since 1994. He is the President and Chief Executive
                         Officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as
WILLIAM D. JONES         General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City
                         Council member from 1982 to 1987. Mr. Jones is Chairman of the Board of the Los Angeles
                         Branch of the Federal Reserve Bank of San Francisco, and a trustee of the University of
                         San Diego. He is a former director of The Price Real Estate Investment Trust.

[PHOTO]                  Ralph R. Ocampo, M.D., F.A.C.S., 70, has been a director since 1983. He is a practicing surgeon, a former Governor of the American College of Surgeons, past President of the
RALPH R. OCAMPO          California Medical Association and a Clinical Professor of Surgery at the University of
                         California, San Diego.

[PHOTO]                  William G. Ouchi, Ph.D., 58, has been a director since 1998. He is the Sanford and Betty
                         Sigoloff Professor in Corporate Renewal in the Anderson Graduate School of Management at
WILLIAM G. OUCHI         UCLA. Dr. Ouchi is a director of Allegheny Technologies, FirstFed Financial Corp. and Water-
                         Pik Technologies. He is a trustee of Williams College and a director of KCET Public Television.

Directors whose terms expire in 2004:

                        Stephen L. Baum, 61, has been a director since 1996. He is Chairman of the Board, President
[PHOTO]                 and Chief Executive Officer of Sempra Energy. Prior to the business combination of Enova
STEPHEN L. BAUM         Corporation and Pacific Enterprises, Mr. Baum was the Chairman and Chief Executive Officer
                        of Enova Corporation. He is a director of Computer Sciences Corporation.

                        Wilford D. Godbold, Jr., 63, has been a director since 1990. He is the retired President and
                        Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of
[PHOTO]                 enclosures and thermal management equipment for the electronics market. He is a director of
                        Ceradyne, Inc. and K2, Inc., a trustee of the Wellness Community, a past President of the Board
WILFORD D. GODBOLD, JR. of Trustees of Marlborough School, and a past Chairman of the Board of Directors of the
                        California Chamber of Commerce and The Employers Group.

                        Thomas C. Stickel, 52, has been a director since 1994. He is the Chairman, Chief Executive
                        Officer and founder of University Ventures Network and Virtual Capital of California, LLC. He
[PHOTO]                 previously was the Chairman, Chief Executive Officer and President of TCS Enterprises, Inc.
                        and the Bank of Southern California, both of which he founded. Mr. Stickel is Chairman of the
THOMAS C. STICKEL       Board of Onyx Acceptance Corporation, a corporate director of Blue Shield of California and
                        Del Mar Thoroughbred Club and Chairman of the California Chamber of Commerce.

                        Diana L. Walker, 60, has been a director since 1989. Mrs. Walker is a partner and, since 1999,
                        General Counsel of the law firm of O'Melveny & Myers LLP. She is a former director of United
[PHOTO]                 Way of Greater Los Angeles, and Emeritus Governor and former Chair of the Board of
                        Governors of the Institute for Corporate Counsel, a former trustee of Marlborough School and a
DIANA L. WALKER         member of various professional organizations. O'Melveny & Myers LLP provides legal services to Sempra Energy and its subsidiaries.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors has the responsibility for establishing compensation principles and strategies for Sempra Energy and its subsidiaries, as well as designing a compensation program for the Chairman, President and Chief Executive Officer and other senior executive officers of the Company. Its responsibilities also include administering the Company's base salary program, executive annual and long term incentive plans, and executive benefit programs. The committee is comprised of six independent directors.

Compensation Principles and Strategies

   In developing the Company's compensation principles and strategies, the Compensation Committee considers the current and prospective business environment for Sempra Energy and takes into account numerous factors, including:

   . The rapidly changing and increasingly competitive environment in which Sempra Energy operates.

   . The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

   . The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve.

   . The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

   . The need to strongly align the interests of executives with those of shareholders.

   To reflect these factors and assist Sempra Energy in realizing its key objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

   . An emphasis on "pay-for-performance" with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

   . An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

   . An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for companies of comparable size, with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior performance.

   . An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

   . An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibility increase.

   The Compensation Committee also takes into account provisions of the Internal Revenue Code limiting to $1 million the annual amount of compensation (other than compensation that qualifies as "qualified performance-based compensation") that Sempra Energy and other publicly held corporations may deduct for federal income tax purposes for each of certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating any compensation program. Accordingly, the committee expects to design and implement policies and programs that will maximize the Company's federal income tax deductions for compensation expense to the extent that doing so is consistent with the Company's other compensation principles and strategies. The committee believes, however, that there are circumstances in which the interests of the Company and its shareholders may be best served by providing compensation that is not fully tax deductible, and may exercise discretion to provide compensation that would not qualify as a tax deductible compensation expense.

Compensation Program

   The primary components of Sempra Energy's compensation program are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

  Base Salaries

   Base salaries for executives are reviewed annually by the Compensation Committee and generally targeted at the median of salaries at general industry companies of similar size. The committee believes that this strategy, along with annual and long term incentive opportunities at general industry levels, allows the Company to retain and attract top quality executive talent. In determining base salary adjustments, individual performance, executive responsibilities, market characteristics and other factors are also taken into account.

   Survey data for assessing base salaries are based upon companies in the Fortune 1000 and size-adjusted based upon Sempra Energy's revenues using regression analysis. The Compensation Committee believes that Sempra Energy's most direct competitors for executive talent are not limited to utility and energy companies, and the Fortune 1000 appropriately reflects a broader group with which the Company competes to attract and retain highly skilled and talented executives.

   Annual base salaries for Sempra Energy executive officers are set at the approximate mid-point of these salary data. For 2001, an annual base salary of $975,000 was set for Stephen L. Baum, the Company's Chairman, Chief Executive Officer and President, with corresponding lesser amounts for other executive officers.

  Annual Incentives

   Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under an Executive Incentive Plan approved by shareholders in 1999. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer's position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level with performance at targeted levels intended to produce bonuses at the mid-point of those for comparable levels of responsibility at Fortune 1000 companies.

   Executive Incentive Plan award levels for 2001 were based on attainment of earnings per share goals with target award levels ranging from 100% of base salary for Mr. Baum to 45% of base salary for Vice Presidents, and maximum award levels ranging from 200% to 90% of base salary. The earnings per share target for 2001 was $2.30, a 21.7% increase over the 2000 target of $1.89.

   Earnings per share for 2001 were $2.52, a 22.3% increase over 2000 earnings of $2.06. These results exceeded those required for maximum incentive bonus payouts and resulted in a cash bonus of $1,950,000 for Mr. Baum, with corresponding lesser amounts for other executive officers.

  Long Term Incentives

   Long term incentive opportunities are provided by performance-based awards under a Long Term Incentive Plan approved by shareholders in 1999. The plan permits a wide variety of equity and equity-based incentive awards to allow Sempra Energy to respond to changes in market conditions and compensation practices. During 2001, Sempra Energy granted to executives non-qualified stock options to purchase Sempra Energy Common Stock under the Long Term Incentive Plan. These option grants are described in this Proxy Statement under the caption "Executive Compensation--Stock Options and Stock Appreciation Rights."

Share Ownership Guidelines

   The Compensation Committee believes that a commitment to increased share ownership by executives is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of the Company's compensation plans and, in addition, the Board of Directors has established share ownership guidelines to further strengthen the link between Company performance and compensation. These guidelines are summarized under the caption "Share Ownership."

                                          COMPENSATION COMMITTEE

                                          Wilford D. Godbold, Jr., Chair

                                          Ralph R. Ocampo
                                          William G. Ouchi
                                          William C. Rusnack
                                          William P. Rutledge
                                          Thomas C. Stickel

                                          March 5, 2002

                            EXECUTIVE COMPENSATION

Compensation Summary

   The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the five named executive officers.

                          Summary Compensation Table

                                                          Long Term Compensation
                                                        ---------------------------
                                                             Awards       Payouts
                                                        ---------------- ----------
                                   Annual Compensation     Securities       LTIP     All Other
                                  ---------------------    Underlying     Payouts   Compensation
Name and Principal Position  Year Salary ($) Bonus ($)  Options/SARS (#) ($) (A)(B)   ($) (C)
---------------------------  ---- ---------- ---------- ---------------- ---------- ------------
Stephen L. Baum............. 2001  $975,000  $1,950,000     663,500       $263,459    $233,781
 Chairman, President and     2000  $913,231  $1,560,000     982,500       $174,643    $234,177
 Chief Executive Officer     1999  $762,616  $  915,600     297,900       $179,465    $144,516

Donald E. Felsinger......... 2001  $573,942  $  805,000     357,900       $154,959    $108,413
 Group President--Sempra     2000  $519,135  $  728,000     143,700       $118,406    $ 77,599
 Energy Global Enterprises   1999  $474,769  $  498,750     153,700       $126,314    $ 79,600

Edwin A. Guiles (D)......... 2001  $490,596  $  687,400     271,200       $ 51,418    $ 98,212
 Group President--Regulated  2000  $373,740  $  504,700      73,500       $ 35,685    $ 39,933
 Business Units              1999  $304,731  $  243,750      54,500       $ 46,273    $ 46,931

Neal E. Schmale............. 2001  $454,577  $  546,000     193,000       $ 58,492    $ 89,149
 Executive Vice President    2000  $432,912  $  519,600     136,800       $      0    $ 79,653
 and Chief Financial Officer 1999  $415,754  $  374,400      96,700       $      0    $ 51,461

John R. Light............... 2001  $432,999  $  519,600     183,700       $ 95,974    $ 43,804
 Executive Vice President    2000  $432,672  $  519,600     136,800       $ 32,618    $158,383
 and General Counsel         1999  $415,754  $  374,400      96,700       $ 29,308    $118,971

--------
(A) Long term incentive plan payouts represent the fair market value of restricted shares for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals.

(B) The aggregate holdings/value of restricted shares held on December 31, 2001 by the individuals listed in the table are: 21,018 shares/$515,992 for Mr. Baum; 10,767 shares/$264,330 for Mr. Felsinger; 3,984 shares/$97,807 for Mr. Guiles; 7,467 shares/$183,315 for Mr. Schmale; and 7,467 shares/$183,315 for Mr. Light. Regular quarterly dividends are paid on restricted shares.

(C) All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2001 were $30,817, $90,520, $15,000, $86,348 and $11,096 for Mr. Baum; $20,651, $21,242, $10,000,
    $45,424 and $11,096 for Mr. Felsinger; $192, $45,593, $7,163, $34,168 and
    $11,096 for Mr. Guiles; $38,736, $1,460, $7,000, $31,455 and $10,498 for
    Mr. Schmale; and $-0-, $-0-, $-0-, $33,306 and $10,498 for Mr. Light.

(D) Mr. Guiles became an executive officer in August 2000. Amounts for prior periods reflect his compensation as an executive officer of subsidiaries.

Stock Options and Stock Appreciation Rights

   The following table shows information as to stock options granted during 2001 to the executive officers named in the Summary Compensation Table. All options were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, for a ten-year term subject to earlier expiration following termination of employment, and are exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant.

                           OPTION/SAR GRANTS IN 2001

                          Number of    % of Total
                            Shares    Options/SARs
                          Underlying   Granted to  Exercise             Grant Date
                         Options/SARs  Employees     Price   Expiration  Present
          Name           Granted (#)    in 2001    ($/Share)    Date     Value(A)
          ----           ------------ ------------ --------- ---------- ----------
Stephen L. Baum.........   663,500       23.36%     $22.50     1/1/11   $3,363,945
Donald E. Felsinger.....   277,900        9.79%     $22.50     1/1/11   $1,408,953
                            80,000        2.82%     $22.65     3/5/11   $  399,200
Edwin A. Guiles.........   271,200        9.55%     $22.50     1/1/11   $1,374,984
Neal E. Schmale.........   193,000        6.80%     $22.50     1/1/11   $  978,510
John R. Light...........   183,700        6.47%     $22.50     1/1/11   $  931,359

--------
(A) The Company used a modified Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. Grant date present value per option share for the options granted at an exercise price of $22.50 was $5.07 based on the following assumptions: share volatility-23.60%; dividend yield-4.21%; risk-free rate of return-5.28%; and outstanding term-10 years. Grant date present value per option share for the options granted at an exercise price of $22.65 was $4.99 based on the following assumptions: share volatility-25.78% dividend yield-5.01%; risk-free rate of return-5.25%; and outstanding term-10 years.

   The following table shows information as to the exercise of stock options and stock appreciation rights during 2001 and unexercised options and stock appreciation rights held on December 31, 2001 by the executive officers named in the Summary Compensation Table.

                       Option/SAR Exercises and Holdings

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised         In-the-Money
                           Shares                   Options/SARs              Options/SARs
                          Acquired                 at Year-End (#)         at Year-End ($)(A)
                         on Exercise  Value   ------------------------- -------------------------
          Name               (#)     Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Stephen L. Baum.........     -0-       -0-      770,500     1,341,300   $3,598,515   $4,735,674
Donald E. Felsinger.....     -0-       -0-      177,395       564,065   $  469,956   $1,585,928
Edwin A. Guiles.........     -0-       -0-       69,965       361,655   $  197,393   $  955,018
Neal E. Schmale.........     -0-       -0-      175,829       360,005   $  371,947   $1,130,310
John R. Light...........     -0-       -0-      130,715       350,705   $  359,315   $1,111,245

--------
(A) The exercise price of outstanding options ranges from $18.19 to $26.31.

Pension Plans

   The following table shows the estimated single life annual pension annuity benefit to be provided to executive officers under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the Company's other pension plans in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

                              PENSION PLAN TABLE
                                   ($000's)

                                             Years of Service
                                     --------------------------------
           Pension Plan Compensation  5     10     20     30     40
           ------------------------- ---- ------ ------ ------ ------
                    $  750.......... $150 $  300 $  450 $  469 $  488
                    $1,000.......... $200 $  400 $  600 $  625 $  650
                    $1,250.......... $250 $  500 $  750 $  781 $  813
                    $1,500.......... $300 $  600 $  900 $  938 $  975
                    $1,750.......... $350 $  700 $1,050 $1,094 $1,138
                    $2,000.......... $400 $  800 $1,200 $1,250 $1,300
                    $2,250.......... $450 $  900 $1,350 $1,406 $1,463
                    $2,500.......... $500 $1,000 $1,500 $1,563 $1,625
                    $2,750.......... $550 $1,100 $1,650 $1,719 $1,788

   Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service for the executive officers named in the Summary Compensation Table are 17 years for Mr. Baum, 29 years for Mr. Felsinger, 29 years for Mr. Guiles, 4 years for Mr. Schmale, and 4 years for Mr. Light.

   Messrs. Baum, Felsinger, Guiles and Light are each entitled to pension benefits at the greater of that provided by Sempra Energy's pension plans or that to which they would have been entitled under the Enova Corporation pension plans (including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans and retirement after attaining age 62, Messrs. Baum, Felsinger and Guiles would each be entitled to a monthly pension benefit of 60% of his final pay and Mr. Light to a monthly pension benefit of 50% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years' gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 50% and 100%, respectively, of pension benefits.

Employment and Employment-Related Agreements

  Employment Agreements

   Sempra Energy has employment agreements with Stephen L. Baum and Donald E. Felsinger. Each agreement provides for an initial employment term of five years (subject to earlier mandatory retirement at age 65) which commenced on the June 26, 1998 completion of the business combination of Pacific Enterprises and Enova Corporation. The term of each agreement is automatically extended by one year on June 26, 2002 and on each June 26 thereafter unless the executive or Sempra Energy elects not to extend it.

   Mr. Baum's employment agreement provides that he will serve as the Chairman of the Board, Chief Executive Officer and President of Sempra Energy at an annual base salary of not less than $975,000. Mr. Felsinger's employment agreement provides that he will serve as the President and Principal Executive Officer of the businesses of Sempra Energy and its subsidiaries that are not economically regulated by the California Public Utilities Commission at an annual base salary of not less than $440,000. Each agreement also provides that the executive is entitled to participate in (i) annual incentive compensation plans and long term compensation plans and awards providing him with the opportunity to earn on a year-by-year basis, short term and long term compensation at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to his opportunities in effect at Enova Corporation prior to the completion of the business combination to form Sempra Energy and in the case of Mr. Baum also at least equal to the awards granted to his predecessor as Chief Executive Officer of Sempra Energy and (ii) all retirement and welfare benefit plans applicable generally to employees or senior executive officers of Sempra Energy.

   The employment agreements provide that if Sempra Energy terminates the executive's employment (other than for cause, death or disability) or the executive terminates his employment for good reason, the executive will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years' highest gross bonus awards in the five years preceding termination) multiplied by the number of years remaining in the term of his agreement but in no event less than two, provided that in the event of termination following a change in control the multiplier will be three; (ii) a pro rata portion of the target amount payable under any annual incentive compensation awards for the year or, if greater, the average of the three years' highest gross bonus awards paid to the executive in the five years preceding the year of termination; and (iii) an additional retirement benefit equal to the present value of the benefits attributable to additional years of age and service credit (but in no event less than two years) for purposes of the calculation of retirement benefits under the Enova Corporation Supplemental Executive Retirement Plan as if the executive had remained employed for the remainder of the term of his agreement. Each agreement also provides for immediate vesting and exercisability of all equity-based long term incentive compensation awards; pro rata payment of cash-based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of compensation previously deferred; and financial planning and outplacement services. The agreements also provide for a gross-up payment to offset the effects of any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code.

   Good reason is defined in the employment agreements to include an adverse change in the executive's title, authority, duties, responsibilities or reporting lines; a reduction in the executive's base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions similarly affecting all executives whose compensation is directly determined by the Compensation Committee of the Board of Directors; the relocation of the executive's principal place of employment; and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy's shares; the election of a new majority of the board comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of the Company owning less than 60% of the voting power of the Company or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of the Company.

  Severance Agreements

   Sempra Energy has entered into severance agreements with each of its executive officers, other than Messrs. Baum and Felsinger for whom severance arrangements are contained in their respective employment agreements summarized above. The severance agreements provide for the payment of benefits in the event Sempra Energy terminates the executive's employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

   The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive's annual base salary and average annual bonus for the two years prior to termination which in certain cases, depending upon the officer's position, is multiplied by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive's benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive's actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for three years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

   Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of the Company, a material reduction in the executive's overall standing and responsibilities within the Company and a material reduction in the executive's annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of the Company, good reason also includes an adverse change in the executive's title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive's annualized compensation and benefit opportunities, relocation of the executive's principal place of employment by more than 30 miles or a substantial increase in business travel obligations. A change in control is defined in the same manner as in the employment agreements summarized above.

                     COMPARATIVE SHAREHOLDER TOTAL RETURNS

   Sempra Energy was formed in connection with a business combination of Pacific Enterprises and Enova Corporation that was completed on June 26, 1998. In the combination, the common shares of the combining companies were converted into shares of Sempra Energy, which began trading on June 29, 1998.

   The following graph compares the percentage change in the cumulative total shareholder return on Sempra Energy Common Stock through December 31, 2001 with the performance over the same period of the Standard & Poor's 500 Index, the Standard & Poor's 500 Utilities Index and an Energy Company Index comprised of energy and energy-related companies selected by Sempra Energy. These returns were calculated assuming an initial investment of $100 in Sempra Energy Common Stock, the S&P 500, the S&P Utilities and the Energy Company Index on June 29, 1998 (the date on which Sempra Energy Common Stock became publicly traded) and the reinvestment of all dividends.



                                    [CHART]

                                                                ENERGY
                   SEMPRA         S&P 500          S&P 500      COMPANY
                   ENERGY        UTILITIES          INDEX        INDEX
6/29/1998          $100          $100              $100          $100
12/31/1998         $94           $108              $109          $106
12/31/1999         $70           $98               $132          $94
12/31/2000         $98           $154              $120          $150
12/31/2001         $108          $107              $106          $104


   The companies comprising the Energy Company Index are Cinergy Corp., CMS Energy Corporation, Dominion Resources, Inc., DTE Energy Company, Duke Energy Corp., Edison International, Enron Corp., FPL Group, Inc., Kinder Morgan, Inc., Nicor. Inc., NiSource, Inc., PG&E Corp., Reliant Energy, Inc., Southern Company, Texas Utilities Company, and Western Resources, Inc. Cumulative total returns have been weighted according to the companies' market capitalizations at the beginning of the comparison period.

   In prior years, Sempra Energy has on occasion used the companies comprising the Energy Company Index as a peer group for purposes of determining performance-based compensation. However, because of changes in our business and the business of the other members of the group, we no longer believe that these companies are an appropriate comparison group. Accordingly, for subsequent proxy statements we intend to discontinue comparisons of our total shareholder returns with that of the Energy Company Index and instead to compare our return with those of the S&P 500 and the S&P Utilities.

                              GENERAL INFORMATION

Other Matters to Come Before the Annual Meeting

   Sempra Energy has received notice from a shareholder representative that at the Annual Meeting he intends to introduce proposals for company policies that "auditors not perform any work for the company in addition to auditing" and the company "name annually the directors who have philanthropic links to the company and the latest annual sum." We believe the auditor proposal is overly broad and, among other things, would preclude our auditors from providing audit-related services which they are particularly well-qualified to perform in a cost-effective manner. We will provide the information contemplated by the "philanthropic links" proposal to any shareholder who requests it but we believe this information is of insufficient general shareholder interest and deals with amounts too insignificant to mandate annual disclosure to all shareholders. Accordingly, if these proposals are properly presented at the meeting, we intend to vote the shares represented by the proxies solicited by this Proxy Statement against their approval.

   We do not know of any other matter that may be voted upon at the Annual Meeting that is not described in this Proxy Statement other than shareholder proposals that have been excluded from this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. The holders of the proxies are authorized to vote the shares represented by the proxies solicited by this Proxy Statement in accordance with their best judgment on these excluded proposals and any other matter that may be voted upon at the meeting as well as on matters incident to the conduct of the meeting.

Shareholder Proposals for the 2003 Proxy Statement

   Any shareholder satisfying Securities and Exchange Commission eligibility requirements who wishes to submit a proposal to be included in the Proxy Statement for the 2003 Annual Meeting of Shareholders should do so in writing to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017. The Company must receive the proposal by November 21, 2002 to consider it for inclusion in the Proxy Statement for the meeting.

Director Nominees or Other Business for Presentation at Annual Meetings

   Shareholders who wish to present director nominations or other business at an annual meeting are required to notify the Corporate Secretary of their intention to do so at least 60 days, but not more than 120 days, before the date corresponding to the date of the last annual meeting and the notice must provide information as required in the Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017. The deadline for notification of these matters for the 2002 Annual Meeting has passed. The period for notification for the 2003 Annual Meeting will begin on January 7, 2003 and end on March 8, 2003. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement that is described above or to questions a shareholder may wish to ask at the meeting.

Share Ownership Reporting Compliance

   Our directors and executive officers are required to file with the Securities and Exchange Commission reports regarding their ownership of Sempra Energy Common Stock. Based solely on a review of copies of the reports that have been furnished to us and written representations from directors and officers that no other reports were required, we believe that all filing requirements were met during 2001.

Other Information

   Sempra Energy's consolidated financial statements are included in our Financial Report that is being mailed to shareholders together with this Proxy Statement and our Annual Report to Shareholders. Other information regarding the Company is included in our Annual Report on Form 10-K which we file with the Securities and

Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Form 10-K, as well as other reports we file with the SEC and other information regarding the Company are available at our home page on the Internet's World Wide Web at http://www.sempra.com.

   We will furnish a copy of the 2001 Form 10-K (excluding exhibits) without charge to any shareholder who requests the report. Shareholders may also obtain, without charge, a copy of the Company's Articles of Incorporation, Bylaws and Corporate Governance Guidelines. To request any of these, please write to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Solicitation of Proxies

   We will pay the cost of soliciting proxies. We have retained Morrow & Co., Inc. to assist us in the solicitation. Morrow & Co. may solicit proxies by mail, in person or by telephone at an estimated cost to us of $12,500 plus reimbursement of reasonable out-of-pocket expenses. Our employees may also solicit proxies on behalf of the Company.

                               -----------------

   This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

                                          Thomas C. Sanger
                                          Corporate Secretary

Dated: March 15, 2002

                                    [GRAPHIC]

                                      MAP

                                    [GRAPHIC]

                                  SEMPRA ENERGY

                                 SEMPRA ENERGY

                      CORRECTION TO 2002 PROXY STATEMENT

The share ownership totals for Dr. Carter and Mr. Collato printed on page 10 of the accompanying Proxy Statement are incorrect. The correct totals are 35,802 shares and 35,114 shares, respectively.

March 19, 2002

                                      PROXY

P                Solicited on Behalf of the Board of Directors of

R                                 SEMPRA ENERGY
                  Annual Meeting of Shareholders -- May 7, 2002
O

X    STEPHEN L. BAUM, JOHN R. LIGHT and THOMAS C. SANGER, jointly or individually and with full power of substitution, are authorized to represent Y and vote the shares of the undersigned at the 2002 Annual Meeting of
   Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

     This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries, as described under "Voting Information" in the accompanying Proxy Statement.

                                      (Continued and to be signed on other side)



                                                                     SEE REVERSE
                                                                        SIDE


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                           [GRAPHIC OF SEMPRA ENERGY]


                               2002 ANNUAL MEETING
                                 OF SHAREHOLDERS

                                ----------------
                                ADMISSION TICKET
                                ----------------


                ANNUAL MEETING: Tuesday, May 7, 2002 . 10:00 A.M.
                    Irvine Marriott Hotel, Irvine, California
                   (See map in proxy statement for directions)


                         -------------------------------
                         ADMIT ONE SHAREHOLDER AND GUEST
                         -------------------------------

                             YOUR VOTE IS IMPORTANT:
            Even if you plan to attend the Annual Meeting in person,
                            please vote your shares.


                          Doors will open at 9:00 A.M.
 Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

                                                                         3278
 X    Please mark your
      votes as in this
      example.

 This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Item 1 the election of directors.

          The Board of Directors recommends a vote "FOR" the Nominees.

                   FOR              WITHHELD
 1.   ELECTION OF                                  NOMINEES:
      DIRECTORS                                         01. HYLA H. BERTEA       Please check here if you plan to attend the Annual
                                                        02. RICHARD A. COLLATO   Meeting in person:
                                                        03. WILLIAM C. RUSNACK
                                                        04. WILLIAM P. RUTLEDGE
   For, except vote withheld from the following nominee(s):                      Please check here if you want confidential voting.


   -------------------------------------------------------                       Please check here if you receive more than one
                                                                                 Annual Report and do not wish to receive the extra
                                                                                 copy(ies). This will not affect the distribution
                                                                                 of dividends or proxy statements.










 SIGNATURE(S)                                 DATE
             ---------------------------------     -----------------------------
 NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trusted or guardian, please give full title as such.
--------------------------------------------------------------------------------
                                FOLD AND DETACH HERE


                             [LOGO OF SEMPRA ENERGY]

                          PROXY VOTING INSTRUCTION CARD

 Your vote is important. You may vote the shares held in this account in any one of the following three ways.

      . Vote by Internet. Access the Web site at http://www.eproxyvote.com/sre
        24 hours a day, 7 days a week.

      . Vote by phone. Call toll-free, 1-877-PRX-VOTE (1-877-779-8683)
        24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.

      . Vote by mail. Complete, date, sign and mail your proxy card (above) in the enclosed postage-paid envelope or, otherwise, return it to Sempra Energy c/o EquiServe Trust Company, N.A., P.O. Box 8543, Edison,
        New Jersey 08818-9410.

 If you vote by telephone or via the Internet, please have your social security number and this proxy card readily available. Your social security number and the control number printed above (below the perforation) will be necessary to verify your vote. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned this proxy card.




  If you vote by phone or vote using the Internet, there is no need for you to mail back your proxy card.